Exhibit 10.2

Free English Translation

OPERATING AGREEMENT

On one part:

BANCO ORIGINAL S.A., a financial institution, registered under CNPJ number 92.894.922/0001-08, with headquarters at Rua Porto União, No. 295, São Paulo/SP, CEP 04568-02 (“Original”);

and on the other part:

PICPAY BANK BANCO MÚLTIPLO S.A., a financial institution, registered under CNPJ number 09.516.419/0001-75, with headquarters at Avenida Manuel Bandeira, No. 291, Bloco B, 3º andar, Vila Leopoldina, São Paulo/SP, CEP 05317-020 (“PicPay Bank”);

Original and PicPay Bank are individually referred to as a Party and, collectively, as the Parties.

WHEREAS:

I. On January 26, 2024, PicPay Bank began operating as a card issuer;

II. On January 26, 2024, the Parties entered into the Assignment of Rights Agreement, together with any subsequent and future amendments (“Assignment Agreement”), which sets forth the terms and conditions for the assignment of Original’s customer credit card agreements and the credits arising from credit transactions granted by Original through these credit cards; and

III. The Parties agreed to define the transitional operating procedures for each Party necessary to operationalize the assignment of the agreements agreed upon through the Assignment Agreement.

THE PARTIES HEREBY AGREE, in the best for of law, to enter into this Operating Agreement (“Agreement”), under the terms and conditions set forth below:

1. Purpose. By this Agreement and in the best legal form, the Parties establish the operating procedures for each Party relating to the Assignment Agreement, for the purpose of ensuring compliance with the regulatory and contractual obligations applicable to the assigned operations, as well as defining financial flows and procedures.

2. Cashback Program. Starting January 31, 2024, PicPay Bank will assume responsibility for crediting cashbacks to Customers arising from the reward promises made by Original through the cashback program linked to credit card agreements, which may be redeemed by Customers who are the holders of the assigned credit card agreements.

2.1. Original, in fulfillment of the promises above, shall transfer to PicPay Bank the total amount of cashback credits committed by the Original Cashback Program, which corresponds to nine million, one hundred and six thousand, five hundred and sixty-four Reais and eighty-six cents (BRL 9,106,564.86) (“Total Value of the Original Cashback Program”).

2.2. The transfer of the Total Value of the Original Cashback Program will be carried out via STR4 by Original, within a maximum period of thirty (30) days after the date of signature of this Agreement, to the ISPB 09516419 bank reserve account held by PicPay Bank.

3. Obligations of the Parties. Without prejudice to the other obligations set forth in this Agreement, the Parties shall:

(i) perform all acts, which depend on their exclusive efforts, necessary for the execution of all obligations and procedures for operationalizing the assignment of rights formalized by the Assignment Agreement;

(ii) obtain and maintain in force any and all governmental and/or regulatory authorizations, approvals and licenses required by federal, state and municipal authorities and carry out any and all filings and registrations necessary for the fulfillment of its obligations, as provided for in this Agreement;

(iii) comply with the requirements of the law, including, without limitation, the Civil Code, the Consumer Protection Code, the laws on banking secrecy and personal data protection, intellectual property, environmental preservation, corporate social responsibility and anti-corruption rules and any other applicable legislation in the performance of the obligations set forth herein, being fully responsible for any infractions caused, as well as providing all information and making all registrations required by the Central Bank;

(iv) take any and all actions reasonably necessary for the faithful performance of its obligations under this Agreement;

(v) perform their activities using the best existing technique and with the aim of achieving the best possible result;

(vi) perform its activities under its exclusive and full responsibility, providing all the resources necessary for this purpose and managing the designated professionals;

(vii) request from the other Party all operating reports that it deems necessary based on its technical knowledge and experience;

(viii) notify, immediately and in writing, any irregularity, occurrence, impediment, error or omission that may, in any way, affect the performance of their activities or their execution time, including occurrences relating to deviation from function, suspension, revocation or termination of validity of registrations and licenses;

(ix) regularize, in a timely manner, activities or procedures that are inadequate or incompatible with the specifications defined in this Agreement;

(x) collaborate with quality verification and accountability processes;

(xi) designate an authorized representative to monitor the progress of activities, supervise and resolve any possible doubts that may arise;

(xii) allocate professionals belonging to its staff of consultants, agents and employees, who are professionally qualified and capable of developing and executing the purpose of this Agreement, and in the quantity necessary for the fulfillment of the respective obligations;

(xiii) assume all administrative, financial and legal responsibility relating to any type of software or technology installation necessary for the fulfillment of its obligations, this responsibility not being, in any way, joint and several for the purposes of this Agreement;

(xiv) provide the necessary support for the achievement of the subject-matter of this Agreement in its entirety;

(xv) ensure that the other Party has access to any information relating to the subject-matter of this Agreement;

(xvi) assume responsibility for all acts and/or omissions of its employees and/or agents, as well as for all damages of any nature caused to the other Party and/or third parties, arising from the performance of activities carried out under this Agreement; and

(xvi) (sic) be responsible for its obligations in the civil, labor, social security, tax, insurance, administrative and social and environmental areas, to ensure the resolution of facts for which the other Party may be held liable, until the time-barring or forfeiture of the respective rights.

4. Validity. This Agreement shall remain in effect until all obligations of the Parties have been fully fulfilled.

5.1. Neither Party may terminate and/or assign this Agreement, except with the express prior written consent of the other Party.

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5. Representations and Warranties. The Parties, individually, represent and warrant, for all legal purposes and effects, that:

(i) they are duly organized and in good standing, in accordance with Brazilian laws;

(ii) are duly authorized to enter into this Agreement and to fulfill the obligations set forth herein, having met all the legal and statutory requirements necessary for this purpose;

(iii) the execution of this Agreement and the fulfillment of the obligations set forth herein do not infringe any obligation previously assumed; and

(iv) this Agreement is a legal, valid and enforceable obligation, in accordance with its terms and conditions, which have been duly authorized by its competent corporate bodies.

6.1. The Parties mutually and expressly declare that this Agreement was entered into respecting the principles of probity and good faith, through a free, conscious and firm expression of will and in a perfectly equitable relationship.

6.2. The Parties expressly acknowledge that:

(i) full compliance with the obligations set forth in this Agreement is of fundamental importance for the achievement of the objectives of both parties, in view of the basis for the assignment of rights and obligations established herein; and

(ii) the terms and conditions of the obligations agreed herein are fair and reasonable, including from the point of view of the rights of both Parties.

6. Indemnification. Each Party (“Indemnifying Party”) irrevocably and irreversibly undertakes to defend, indemnify and hold the other Party (“Indemnified Party”) harmless from any loss, damage and/or harm that may be caused by the Indemnifying Party, its employees, staff, service providers and/or subcontractors, as a result of their respective activities performed under this Agreement, including, but not limited to, any operating failures as well as the services provided in accordance with this Agreement.

6.1. The Indemnifying Party’s obligation to defend, indemnify, and hold the Indemnified Party harmless in relation to any and all events mentioned above shall apply to any proceeding, claim, or action of any nature whatsoever, brought by any third party, including, but not limited to, competent authorities, Brands, and/or consumer protection agencies against the Indemnified Party, provided that the terms and conditions of this clause are observed.

6.2. The obligation stipulated in this clause shall remain in effect even after termination of this Agreement, whether due to the expiration of the term, early maturity, and/or any other reason.

6.3. The Parties agree that the indemnification obligation referred to in this clause shall only be due after the final judgment of the action that determined the payment of resources by the Indemnified Party. Until the final judgment occurs, no amount shall be due from the Indemnifying Party to the Indemnified Party.

6.4. Should either Party be summoned, subpoenaed, or notified in administrative or judicial proceedings (“Summoned Party”) as a result of acts or omissions attributable to the other Party (“Responsible Party”), in accordance with the responsibilities assumed by each Party in this Agreement, the Summoned Party irrevocably and irreversibly undertakes to conduct the proceedings, and the Responsible Party shall provide supporting documents for the defense when promptly requested by the Summoned Party.

6.4.1 The Summoned Party shall be responsible for conducting and defending each claim, including, but not limited to: (a) respecting judicial deadlines; (b) developing and implementing effective and timely defense strategies and mechanisms; and (c) selecting, at its own expense, lawyers to act as attorneys for the Summoned Party, such lawyers being responsible, among other duties inherent to the legal profession, for filing and conducting the processing of defenses, responses, objections, appeals, petitions, requests, as well as recommending and sponsoring any other legal measures that may be necessary to preserve the interests of the Responsible Party, within the scope of any such actions or proceedings.

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7. Confidentiality and Protection of Personal Data. The Parties agree to keep confidential the information contained in this Agreement, which is not in the public domain, and other information that may be revealed as a result of this Agreement, so that such information be not disclosed and/or revealed to third parties, except when required by applicable law or regulation or judicial or administrative decision.

7.1. The duty of confidentiality referred to in this clause shall not apply to the use, by PicPay Bank, of information considered confidential for the performance of this Agreement.

7.2. The duty of confidentiality provided for in this clause shall remain in effect after termination of this Agreement for a period of two (2) years.

7.3. The Parties agree and acknowledge that the processing of Personal Data in the execution of this Agreement will be carried out in accordance with applicable Brazilian legislation, including Law No. 12.965/14 (“Internet Civil Framework”), Decree No. 8.771/16 (Regulatory Decree of the Internet Civil Framework), Law No. 8.078/90 (Consumer Code) and Law No. 13.709/18 (Protection of Personal Data General Law), each Party being responsible for any misuse of such Personal Data that it makes in violation of the Legislation.

7.4. The Parties declare that they are aware and agree that all Personal Data processed as a result of the execution of this Agreement will remain the property of the individuals to whom they refer. Nothing in this Agreement, including the sharing of Personal Data by one Party to the other, will be considered an assignment or transfer of the respective database, the ownership of which will remain exclusively with the Party that originally transferred it to the other Party.

8. Combating Corruption and Ethical and Moral Conduct. The Parties mutually represent and irrevocably warrant that their advisors, administrators, employees, service providers, including their subcontractors and agents:

(i) fully comply with the national or international regulations, laws and normative provisions to which they are subject, which aim to combat corruption, bribery and practices that harm the Public Administration, especially Law No. 12.846, of August 1, 2013 and Decree No. 11.129 of July 11, 2022;

(ii) do not engage in any irregular or illegal conduct or any act that may directly or indirectly benefit each other or any of the companies within their respective economic conglomerates, contrary to applicable laws in Brazil or abroad;

(iii) will not, during the term of this Agreement or in the performance of any activity related to it, make any payment, offer, promise, directly or indirectly, to any public official (whether municipal, state or federal) that aims to induce that official to use their influence with the government and/or any agency, company, political party, autonomous entity or public office for the purpose of obtaining improper business advantages for themselves or the other Party;

(iv) shall immediately report to each other any information that may indicate that there has been any action, payment, offer, promise, directly or indirectly, to any public official for the purpose described above, so that the Party that becomes aware that any of its respective agents or employees have failed to comply with the premises and obligations agreed above shall spontaneously report the fact to the other Party, so that, together, they may develop and execute an action plan to (a) remove the employee or agent immediately; (b) prevent such acts from recurring; and (c) ensure that the Agreement can remain in force, safeguarding the right of the notified Party to terminate the Agreement immediately regardless of the other Party’s consent;

(v) they, their partners, directors, agents, attorneys, administrators, partners, employees, consultants or representatives have not been convicted, found guilty or indicted for any wrongdoing involving fraud, corruption or moral/ethical turpitude, and none of these persons have been listed by government agencies as excluded, suspended, or otherwise disqualified from government procurement programs, or in any way mentioned in publicly reported acts involving them in the promotion or facilitation of illicit or obscure business dealings, or in the practice of acts that cause commercial and/or reputational discredit to the other Party; and

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(vi) shall maintain their books and/or Digital Accounting Records (ECD), accounting records and documents with sufficient detail and accuracy to clearly and unequivocally reflect the operations and resources related to the subject matter of this Agreement.

8.1. Should either Party become involved in investigations or administrative or judicial proceedings for the practice of corruption, bribery and/or acts detrimental to the Public Administration during the execution of this Agreement or related thereto, the Party causing the situation undertakes to assume the respective burden, including presenting documents and information that may assist the other Party in its defense.

8.2. For the purposes of this clause, there will be no breach of contract when the involvement of either Party in a situation related to the practice of corruption, bribery and/or acts harmful to the Public Administration is notorious and publicly known at the time of the execution of this Agreement.

8.3. The Parties further warrant that:

(i) They do not use illegal labor, and undertake not to use practices of labor analogous to slavery, or child labor, except for legal exceptions, whether directly or indirectly, through their respective suppliers of products and services;

(ii) do not employ minors under 18 (eighteen) years of age, including minor apprentices, in places that are detrimental to their education, physical, mental, moral and social development, as well as in dangerous or unhealthy places and services, at times that do not allow school attendance and also at night;

(iii) do not use practices of negative discrimination, and restrictive to access to or maintenance of employment, such as, but not limited to, grounds of: gender, origin, race, color, physical condition, religion, marital status, age, family situation or pregnancy status;

(iv) undertake to protect and preserve the environment, as well as to prevent and eradicate practices harmful to the environment, performing their services in accordance with current legislation regarding the National Environmental Policy and Environmental Crimes, as well as legal, regulatory and administrative acts relating to the environmental and related areas, emanating from the federal, state and municipal spheres; and

(v) do not engage in practices related to activities that involve criminal profiting from prostitution or sexual exploitation of vulnerable individuals.

8.4. The parties declare that they have their own Codes of Ethics, and undertake to observe and ensure that their respective employees respect such documents.

8.5. The duties set forth in this clause extend to the shareholders, quotaholders, partners, directors, administrators, employees and service providers, including subcontractors and agents of each Party.

9. General Provisions. Without prejudice to the other provisions, the following conditions also apply to this Agreement:

(i) Taxes. Any and all burdens of all taxes, contributions and other charges due as a result of the transaction covered by this Agreement shall be borne by the taxpayer as defined in tax law, in accordance with applicable legislation.

(ii) Retroactive effects. The effects of this Agreement are retroactive to January 26, 2024.

(iii) Tolerance. No omission or delay by the Parties in exercising their rights, powers or privileges under this Agreement, nor any agreement between PicPay Bank and Original work as a waiver thereof, nor shall the sole or partial exercise of any right, power or privilege under this Agreement preclude any other or subsequent exercise thereof, or the exercise of any other right, power or privilege.

(iv) Rights and Remedies. The rights and remedies expressly provided for in this Agreement are cumulative, without limitation to any other rights or remedies existing under the law.

(v) Notifications. For all purposes and effects of this Agreement, any communication, request or other notification required or permitted under this Agreement shall only be valid if in writing and delivered with acknowledgment of receipt, addressed to the addresses of the Parties stated in the preamble of this Agreement.

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(vi) Amendment. This Agreement, or any of its provisions, exhibits or documents to be provided under this Agreement, may not be altered, modified, waived, released or terminated verbally, but only by means of a written instrument signed by all Parties.

(vii) Invalidity of Clause. If one or more provisions contained in this Agreement becomes invalid, illegal or unenforceable in any respect, the validity, legitimacy or enforceability of the remaining provisions contained herein shall not be affected.

(viii) Succession. This Agreement is entered into on an irrevocable and irreversible basis, binding the Parties and their successors in any way.

(ix) Entire Agreement. This Agreement fully encompasses the agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior written statements, memoranda and agreements relating to such subject matter.

(x) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil.

(xi) Jurisdiction. To settle any disputes arising from this Agreement, the Parties elect the Central Courts of the Judicial District of São Paulo/SP, to the exclusion of any other, however privileged they may be.

(xii) Electronic Signature. The Parties sign this Agreement electronically and expressly acknowledge such means as valid, legitimate and effective, pursuant to Article 219 of the Civil Code and paragraph 2 of Article 10 of Provisional Measure 2.200-2/2001, regardless of the use of certificates issued under the ICP-Brasil standard.

In witness whereof, the Parties electronically sign this Agreement, together with the witnesses below.

São Paulo, March 28, 2024.

/s/ Simão Luiz Kovalski	/s/ Francisco José Pereira Terra
Simão Luiz Kovalski	Francisco José Pereira Terra

/s/ Luiz Antonio Fernandes Caldas Morone	/s/ Fernando Abe Ohara
Luiz Antonio Fernandes Caldas Morone	Fernando Abe Ohara

BANCO ORIGINAL S.A.	PICPAY BANK - BANCO MÚLTIPLO S.A.

Witnesses:

/s/ Jessica Christ	/s/ Frederico Botto Trevisan
Jessica Christ	Frederico Botto Trevisan

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